Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. ANNOUNCES A 16.7% INCREASE IN ITS
COMMON STOCK DIVIDEND ITS 8TH CONSECUTIVE ANNUAL DIVIDEND
INCREASE

New York, NY – December 4, 2006 - SL Green Realty Corp. (NYSE: SLG) today reported that its Board of Directors has declared a dividend of $0.70 per common share for the quarter ending December 31, 2006, an increase of $0.10 or 16.7% per common share. The dividend is payable January 12, 2007 to shareholders of record on the close of business on December 29, 2006.

The Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period October 15, 2006 through and including January 14, 2007, of $0.4766 and $0.4922 per share, respectively.  Dividends are payable January 12, 2007 to shareholders of record at the close of business on December 29, 2006.  Distributions reflect the regular quarterly dividends, which are the equivalent of an annualized distribution of $1.9064 and $1.9688, respectively.

# # #

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche. As of September 30, 2006, the Company owned 27 office properties totaling 18.4 million rentable square feet. The Company’s retail space ownership totals approximately 300,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.